Exhibit 10.33

                              CONSULTING AGREEMENT

THIS AGREEMENT made as of February 25, 1999

BETWEEN:

VIBRO-TECH INDUSTRIES, INC., a corporation subsisting under the laws of the state of Delaware, having a place of business at Suite 2000 Cathedral Place, 925 West Georgia Street, Vancouver, B.C. V6C 2C2

                                 ("Vibro-Tech")

AND:

MR. DARRYL QUAN, Businessman, having a residence at 1090 Moreno Avenue, Palo Alto, Ca. 94303


         ("Quan")

WHEREAS:

A. Vibro-Tech and its affiliates are engaged in the business of the design, manufacture, marketing and sales of seismic rubber vibration bearings for use in the construction industry; B. Quan has agreed to be a financial consultant for Vibro-Tech in charge on a non-exclusive basis of advising Vibro-Tech of the financial matters relating to the government qualification, marketing and sales of seismic rubber vibration bearings on the terms and conditions of this Agreement;

WITNESSES THAT the parties mutually covenant and agree as follows:


ARTICLE I APPOINTMENT AND DECLARATION

1.01 Vibro-Tech appoints and engages Quan as a non-exclusive financial consultant to act for and on behalf of Vibro-Tech and its affiliates in advising on all financial matters related to Vibro-Tech and its affiliates, including funding, plant expansion, marketing, sales, advertising, public market relations and the financial aspects of all other matters and Quan accepts such appointment, on the terms and other conditions of this Agreement.1.02 As consultant for Vibro-Tech, Quan will give advice from time to time as requested by the president of Vibro-Tech under the direction from time to time of the president of Vibro-Tech.

1.04 Quan will work with, assist and in all ways cooperate with the Vibro-Tech subsidiary, Shantou Vibro-Tech Industrial and Development Co Ltd., in the provision of financial advice and will keep himself appraised of material changes in the affairs of Vibro-Tech and its affiliates that would affect his advice.

1.05 Quan will familiarize himself with the tax laws of the Republic of China, with the Shantou Special Economic Zone of the Republic of China and with the Hong Kong Special Administrative regions of the Republic of China as they are amended from time to time.

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ARTICLE II OBLIGATIONS OF QUAN

2.01 At and with the direction of, and in consultation, from time to time with, the president of Vibro-Tech, Quan will: (a) advise on the financial consequences of any governmental registration or qualification necessary to be obtained market and sell the seismic rubber isolation bearings of Vibro-Tech;(b) use his best efforts to present and recommend from time to time a continuing and suitable financial program consistent with the business policies, objectives and restrictions of Vibro-Tech to establish and expand the business of Vibro-Tech, and to present business opportunities of a character consistent with the business program adopted by the president of Vibro-Tech; and(c) generally advise Vibro-Tech about any matter which Quan considers relevant or material in connection with the administration or business of Vibro-Tech in any jurisdiction

2.02 Subject to direction from the president of Vibro-Tech, Quan will select such persons, firms or corporations as Quan considers appropriate to provide services required in connection with the operation of the business of Vibro-Tech.

2.03 Quan will forthwith provide Vibro-Tech with information concerning any change in the business objectives, policies of, or restrictions on, the business of Vibro-Tech financial matters material to the business of Vibro-Tech and with such further information concerning the affairs of Vibro-Tech as the president may from time to time request.

ARTICLE III ADMINISTRATION OF THE BUSINESS OF VIBRO-TECH

3.01 Quan will, as financial consultant to Vibro-Tech, in consultation with the president of Vibro-Tech:

(a) determine the financial plan and strategy of Vibro-Tech from time to time;

(b) retain qualified and appropriate legal, accounting, financial and business advisers for, and acceptable to, Vibro-Tech as are required to maintain Vibro-Tech pursuant to applicable law and to ensure that Vibro-Tech is able to comply with the laws of all jurisdictions in which Vibro-Tech and its affiliates carry on business; and

(c provide to the board of directors of Vibro-Tech on a timely basis any information which the members of such board may from time to time reasonably request in connection with the day to day business operations of Vibro-Tech, the prospects of Vibro-Tech in Taiwan and any material changes in the business of Vibro-Tech.

ARTICLE IV STANDARD OF CARE

4.01 Quan will exercise the powers and perform the duties assumed hereunder honestly, in good faith and in the best interests of Vibro-Tech and its affiliates and will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

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ARTICLE V COMPENSATION AND  DISBURSEMENTS

5.01 Quan will be reimbursed from time to time for disbursements reasonably incurred with the prior approval of the president of Vibro-Tech in connection with Quan's activities.5.02 In consideration of providing financial advice to Vibro-Tech and its affiliates, Vibro-Tech will grant to Quan an irrevocable option to purchase up to 25,000 shares of Vibro-Tech for $0.30 per share before December 31, 2003.

5.03 Vibro-Tech may from time to time engage such other persons, firms or corporations as it wishes to do such things as Vibro-Tech might direct and do such other things as may be determined to be in the best interests of Vibro-Tech without affecting the validity of this Agreement.

ARTICLE VI OTHER ACTIVITIES OF QUAN

6.01 Quan may have such other business interests and may engage in such other activities he might wish from time to time, but will not engage in a business, proprietorship, partnership, or other enterprise, or invest in a business, proprietorship, partnership, or other enterprise, similar to, or in competition with, those relating to the activities to be performed for Vibro-Tech any jurisdiction.

ARTICLE  VII  RELATIONSHIP  OF  PARTIES

7.01 Quan will perform his duties as an independent contractor and none of Vibro-Tech, its affiliates, or their respective directors, officers or employees is for the purposes of this Agreement employees or agents of, or co-venturers with, Quan and nothing in this Agreement will be construed so as to make them employees, agents or co-venturers of Quan or to impose any liability on Quan as an employer, principal or co-venturer.

7.02 Vibro-Tech will bear the sole and complete responsibility and liability for the employment, conduct and control of its employees, agents and contractors and for the injury of such persons or injury to others through the actions or omissions of such persons.

ARTICLE VIII INDEMNITY

8.01 Vibro-Tech will indemnify and save harmless Quan for any loss (other than loss of profits), liability, claim, damages or expense, including the reasonable cost of investigating, settling or defending any alleged loss, liability , claim, damages or expense and reasonable counsel fees incurred in connection therewith, incurred as a result of or in connection with the execution of his duties under this Agreement or otherwise in respect of the affairs of Vibro-Tech if Quan has exercised his powers and performed his duties in accordance with the standard of care stipulated in Article IV.

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ARTICLE IX TERM AND TERMINATION

9.01 This Agreement will be effective on February 25, 2000 and will continue in force until December 31, 2000.

9.02 After December 31, 2000, if either party has not before October 31 before the end of the term of the Agreement, this Agreement will be automatically renewed for an additional term of one year on the terms and other conditions of this Agreement, including this condition.

9.03 This Agreement may be terminated by Quan on not less than 90 days' written notice to Vibro-Tech in the event of:

(a) the commission by Vibro-Tech of any material fraudulent act in performing any of its obligations or any material deliberate misrepresentation, as that expression is defined in United States securities laws, to Quan; or

(b) the malfeasance of misfeasance of any of Vibro-Tech in the performance of its duties.

9.04 This Agreement may be terminated by Vibro-Tech on not less than 30 days' written notice to Quan in the event of:

(a) the commission by Quan of any material fraudulent act in performing any of his obligations or any material deliberate misrepresentation, as that expression is defined in United States securities laws, to Vibro-Tech or to its respective directors, officers or shareholders;

(b) failure of Quan to perform his duties and discharge its obligations; or

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(c) the malfeasance of misfeasance of Quan in the performance of his duties.

9.05 The Agreement will terminate forthwith with respect to Quan if he becomes or acknowledges that he is insolvent or makes a voluntary assignment or proposal under any bankruptcy laws or applicable legislation or if a bankruptcy petition is filed or presented against Quan.

9.06 From and after the effective date of termination of this Agreement, Quan will not be entitled to compensation for any further services but will be paid all compensation accruing to such date.

9.09 Upon the termination of this agreement, Quan will:

(a) pay over to Vibro-Tech all moneys which may be held by Quan for the account of Vibro-Tech pursuant to this Agreement after deducting any accrued compensation to which Quan is then entitled;

(b) deliver to Vibro-Tech a full accounting, including a statement of all moneys collected by Quan, a statement of all moneys held by Quan, and a statement of all moneys paid by Quan, covering the period following the date of the last accounting furnished to Vibro-Tech; and

(c) deliver to and, where applicable, transfer into the name of Vibro-Tech ( or as it may direct in writing ) all property and documents of Vibro-Tech held in the name or custody of Quan and all information held in whatever form relating to the dealings of Quan with persons, firms, corporations or governmental bodies in Taiwan.

9.07 Upon termination of this Agreement, Vibro-Tech will assume all contracts and obligations entered into or undertaken by Quan (other than with any affiliate of Quan) within the scope of its authority and indemnify Quan against any liability by reason of anything done or required to be done under any such contract or obligation after the date of termination of this Agreement.


ARTICLE X NOTICE

10.01 Any notice to be given by any party to any other party will be deemed to be given when in writing and delivered or communicated by telecopier or email on any business day to the address for notice of the intended recipient.

10.02 The address for notice of each of the parties will, until changed, be:

(a)      Quan:

Mr. Darryl Quan
1090 Moreno Avenue, Palo Alto, Ca 94303

Fax: 650-813-2960
Email: darryl_quan@yahoo.com

(b) Vibro-Tech

Vibro-Tech Industries, Inc.
2000 Cathedral Place
925 West Georgia Street
Vancouver, B.C. V6C 2C2

Attention: Mr. Jock Chong, President and Chief Executive Officer

Fax: 604-687-7588
Email:  info@vibro-tech.com

with a copy to:

Vibro-Tech Industries, Inc.
Suite 600, 1090 West Pender Street
Vancouver, B. C. V6E 2N7

Attention: Mr. Gary MacDonald, Secretary

Fax: 604-683-8791
Email: gary@macdonald.com

10.03 A party may by notice to the other party change its address for notice to some other address and shall so change its address for notice whenever the existing address for notice ceases to be adequate for delivery by hand or communication by telecopier or email.

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ARTICLE X1 GOVERNING LAW

11.01 This agreement will be governed by and construed in accordance with the laws of British Columbia and any proceeding commenced or maintained in respect of this Agreement will be so commenced or maintained in the forum of appropriate jurisdiction in the County of Vancouver to which jurisdiction the parties irrevocable attorn.

ARTICLE X11 ARBITRATION

12.01 If any difference or dispute will arises between the Parties that cannot be resolved between the Parties by negotiation with regard to mutual benefit and equality then in respect to any matter, such difference or dispute will be arbitrated or submitted to arbitration under and pursuant to the Commercial Arbitration Act (British Columbia).

12.02 Such dispute will be referred by the Party affected to an arbitrator who will be agreed upon by such Participants and, failing such agreement within four weeks after notice by any such Party, then an arbitrator may be named as provided in the Commercial Arbitration Act but in all cases the arbitration will be conducted by a sole arbitrator who may be a member of the firms of auditors of Vibro-Tech.

12.03 The arbitrator so appointed will sit in Vancouver, British Columbia, unless there is unanimous agreement of such Parties that he will sit at another place, and will hear and dispose of such dispute in such manner as the arbitrator, in his discretion, will determine, but in so doing will be required to receive the submissions of such Parties.

12.04 The decision of the arbitrator will be rendered in writing with all reasonable speed and will be final and binding upon such Participants. 12.05 If the Parties to the arbitration cannot agree on the respective shares of the costs of arbitration to be borne by them, the arbitrator will determine what part of the costs and expenses incurred in any such proceeding will be borne by each of them.


ARTICLE XIII ASSIGNMENT

13.01 This agreement may not be assigned, set over, transferred, in whole or in part by any party without the written consent of the other party, which consent may be unreasonably withheld.


ARTICLE XIV GENERAL

14.01 The provisions of this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

14.02 The captions, section numbers and article numbers appearing in this Agreement are inserted for convenience of reference only and will in no way define, limit, constrict or describe the scope or intent of this Agreement nor in any way affect this Agreement.

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14.03 In this Agreement, wherever the context requires, words importing the singular number will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and words importing persons will include firms and corporations and vice versa.

14.04 Unless otherwise stated, a reference in this Agreement to a numbered or lettered article, section, paragraph or subparagraph refers to the article, section, paragraph or subparagraph bearing that number or letter in this Agreement.

14.04 If any covenant or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy such covenant or other provision will be severed; all other terms and conditions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the day and year first above written.


VIBRO-TECH INDUSTRIES, INC.


By: /s Gary MacDonald, Secretary


/s/ DARRYL QUAN